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                                                        Exhibit 99.1
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              MAC-GRAY CORPORATION COMPLETES ACQUISITION OF COPICO

CAMBRIDGE, Mass., April 24 -- Mac-Gray Corporation (NYSE: TUC), a leading provider of card- and coin-operated laundry equipment service to the multi-housing industry, today announced that it has completed the acquisition of Copico, Inc. for approximately $10.95 million in cash, less the assumption of certain debt, and 250,000 shares of Mac-Gray common stock.

Copico is the major provider of card- and coin-operated reprographics equipment and services to the academic and public library markets in New England, New York, and Florida. It had revenues of $7.1 million in the fiscal year ended January 31, 1998, its second consecutive year of revenue growth exceeding twenty percent.

Copico is the sole provider of reprographics services to the New York public library system as well as other public libraries. Most of the company's equipment is operated by debit cards. The company currently serves more than 250 institutions in New England, New York and Florida, and has operations facilities in New York City, Canton, MA and Miramar, FL.

The acquisition completes another step in Mac-Gray's growth plan. The ability to provide more products and services to its existing customers is a core component of Mac-Gray's long-term strategy.

Mac-Gray, in addition to being one of North America's leading providers of laundry services and related amenities to the multi-housing industry, is the largest provider of such services to the college and university market. Through its MicroFridge(R) division, the company is also the sole provider of MicroFridge products combining refrigerators and microwave ovens for the academic and government housing markets. Mac-Gray is the industry leader in smart-card operated laundry equipment, which enhances customer convenience by eliminating the need for coins.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements contained in this release which are not historical facts, such as those containing future financial performance and growth, are forward looking statements that are subject to change based on various factors which may be beyond the company's control. Accordingly the future performance and financial results of the company may differ materially from those expressed or implied in any such forward looking statements.